Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-136890, 333-163245, 333-164618, 333-170708, 333-170764, 333-194627, 333-213311, 333-233496, 333-248439, 333-250756, 333-261215 and 333-283409) on Form S-8 of our report dated March 19, 2026, with respect to the consolidated financial statements of Destination XL Group, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

March 19, 2026